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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ____________________

                                   FORM 11-K

                                 ANNUAL REPORT
                       Pursuant to Section 15(d) of the
                        Securities Exchange Act of 1934

(Mark One):

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934
     For the plan year ended December 31, 2000

                                      OR

[_]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934
     For the transition period from ____________ to ____________


                       Commission file number:  0-18312
                       --------------------------------


     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

               TUBOSCOPE VETCO INTERNATIONAL INC. 401(K) THRIFT SAVINGS PLAN (RESTATEMENT EFFECTIVE JANUARY 1, 1993), AS AMENDED

               2835 Holmes Road
               Houston, Texas 77051

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

               VARCO INTERNATIONAL, INC.
               2835 Holmes Road
               Houston, TX  77051
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                             REQUIRED INFORMATION


Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan Financial Statements and Schedules prepared in accordance with financial reporting requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").



                                  SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Administrator of the Plan has duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                        TUBOSCOPE VETCO INTERNATIONAL INC.
                                        401(K) THRIFT SAVINGS PLAN


Dated:  June 29, 2001                   By:  /s/ KENNETH L. NIBLING
                                           -----------------------------------
                                             Kenneth L. Nibling,
                                             Administrator
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                               INDEX TO EXHIBITS


EXHIBIT                                                                     PAGE
-------                                                                     ----

23.1      Consent of Ernst & Young LLP                                        4

99.1      Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan       5
          Financial Statements and Schedules prepared in accordance with financial reporting requirements of ERISA.